SCHEDULE A-3

DIRECTORS AND EXECUTIVE OFFICERS OF Mubadala Technology Investments LLC

The following table sets forth the name, present principal occupation or employment, and the name and principal business of the corporation or organization in which the employment is conducted for each member of the board of directors of Mubadala Technology Investments LLC.  Each director of Mubadala Technology Investments LLC, except where indicated below, is a citizen of the United Arab Emirates.  Except where indicated below, the business address of each such executive officer and director is Mubadala Technology Investments LLC, P.O. Box 45005, Abu Dhabi, United Arab Emirates.  Information about the other Reporting Persons is set forth in Item 2 of this Schedule 13D.

Name	Business Address	Position

Camilla Macapili Languille (Canada)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Co-Chief Executive Officer, Private Equity, Mubadala Investment Company PJSC

Rajesh Gopalakrishnan (India)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	Chief Financial Officer, Private Equity, Mubadala Investment Company PJSC

Hernan Daniel Pellegrini (Argentina)	P.O. Box 45005, Abu Dhabi, United Arab Emirates	General Counsel, Private Equity, Mubadala Investment Company PJSC